Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ike Umunnah Media Relations Rockwell Automation 414.382.5679	Steve Etzel Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports First Quarter 2019 Results

•	Reported sales up 3.5 percent year over year; organic sales up 5.7 percent

•	Diluted EPS of $0.66; Adjusted EPS of $2.21

•	Updating fiscal 2019 Diluted EPS guidance: $7.33 - $7.73

•	Maintaining fiscal 2019 Adjusted EPS guidance: $8.85 - $9.25

MILWAUKEE (January 29, 2019) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2019 first quarter sales of $1,642.3 million, up 3.5 percent from $1,586.6 million in the first quarter of fiscal 2018. Organic sales grew 5.7 percent. Currency translation decreased sales by 2.2 percentage points.
Fiscal 2019 first quarter net income was $80.3 million or $0.66 per share, compared to a net loss of $(236.4) million or $(1.84) per share in the first quarter of fiscal 2018. The increases in net income and EPS were driven by the absence of charges associated with the Tax Cuts and Jobs Act of 2017 (the "Tax Act") recognized in the first quarter of fiscal 2018, partially offset by fair-value adjustments recognized in first quarter of fiscal 2019 in connection with the PTC investment (the "PTC adjustments"). Fiscal 2019 first quarter Adjusted EPS was $2.21, up 13 percent compared to $1.96 in the first quarter of fiscal 2018. The increase in Adjusted EPS was primarily due to higher sales and lower share count, partially offset by higher investment spending.
Pre-tax margin was 7.4 percent in the first quarter of fiscal 2019 compared to 18.8 percent in the same period last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.

Total segment operating margin was 22.8 percent compared to 22.4 percent a year ago. The increase in total segment operating margin was primarily due to higher sales, partially offset by higher investment spending. Total segment operating earnings were $374.9 million in the first quarter of fiscal 2019, up 5.5 percent from $355.4 million in the same period of fiscal 2018.
Commenting on the first quarter results, Blake D. Moret, chairman and chief executive officer, said, "I am pleased with our results for the quarter. Almost six percent organic sales growth was well above expectations, led by consumer and heavy industries. Adjusted EPS grew by 13 percent and our backlog increased.”
Moret continued, “We are performing well in our key focus areas. Logix grew seven percent organically and Process grew five percent. Revenue from Information Solutions and Connected Services, which is a measure of adoption of new value from the Connected Enterprise, once again profitably grew double digits. Our strategic partnership with PTC continues to gain momentum. We have had wins across all regions and in our key industry verticals, and the pipeline of opportunities is growing every day.
“I want to thank our employees, partners, and suppliers for their contributions to a good start to the fiscal year.”
Outlook
The following table provides updated guidance as it relates to sales growth and earnings per share for fiscal 2019:

Sales Growth Guidance		EPS Guidance
Reported sales growth	2.2% to 5.2%	Diluted EPS	$7.33 - $7.73
Organic sales growth	3.7% to 6.7%	Adjusted EPS	$8.85 - $9.25
Currency translation	~ (1.5)%
Commenting on the outlook, Moret added, “We see continuing uncertainty due to trade tensions and geopolitical risks. However, forecasts continue to call for Industrial Production growth. We had a good first quarter and our backlog grew. Project quoting activity was also strong in the quarter. With one quarter behind us, our full-year outlook for organic sales growth and Adjusted EPS remains unchanged.”
Moret continued, "Yesterday, we announced our latest acquisition, Emulate3D, which is a great addition to our FactoryTalk software portfolio. This acquisition aligns very well with our growth strategy, which includes share gains in our core platforms, double-digit growth in Information Solutions and Connected Services, and a point or more of growth per year from inorganic investments. Our strategy is working, and we have strong financial flexibility to execute it within our capital deployment framework.”

Following is a discussion of fiscal 2019 first quarter results for both segments.

Architecture & Software
Architecture & Software quarterly sales were $753.1 million, an increase of 2.4 percent compared to $735.6 million in the same period last year. Organic sales increased 4.6 percent and currency translation decreased sales by 2.2 percentage points. Segment operating earnings were $237.0 million compared to $224.2 million in the same period last year. Segment operating margin increased to 31.5 percent from 30.5 percent a year ago.

Control Products & Solutions
Control Products & Solutions quarterly sales were $889.2 million, an increase of 4.5 percent compared to $851.0 million in the same period last year. Organic sales increased 6.6 percent and currency translation decreased sales by 2.1 percentage points. Segment operating earnings were $137.9 million compared to $131.2 million in the same period last year. Segment operating margin increased to 15.5 percent from 15.4 percent a year ago.

Other Information
In the first quarter of fiscal 2019, cash flow provided by operating activities was $212.0 million. Free cash flow was $170.0 million. Return on invested capital was 39.2 percent.
Fiscal 2019 first quarter general corporate-net expense was $21.9 million compared to $24.0 million in the first quarter of fiscal 2018.
On a GAAP basis, the effective tax rate in the first quarter of fiscal 2019 was 33.5 percent, which included the tax effects on the PTC adjustments. In comparison, the first quarter of fiscal 2018 effective tax rate was 179.4 percent, which included provisional charges related to the Tax Act. The Adjusted Effective Tax Rate for the first quarter of fiscal 2019 was 18.7 percent compared to 18.9 percent a year ago.
During the first quarter of fiscal 2019, the Company repurchased 1.8 million shares of its common stock at a cost of $292.8 million. At December 31, 2018, $815.6 million remained available under the September 6, 2018 share repurchase authorization.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Fiscal 2019 Reporting Changes
The following summarizes several reporting changes that have been implemented beginning with the first quarter of fiscal 2019.

•	As previously disclosed, the Company adopted ASC 606, the new revenue recognition standard.

•	In our regional sales reporting (page 11), U.S. and Canada are now combined and reported as North America.

•
Effective October 1, 2018, we realigned certain business activities between the Architecture & Software and Control Products & Solutions business segments. Approximately $48 million of fiscal 2018 revenue, and associated operating earnings, previously reported in Architecture & Software will now be reported in Control Products & Solutions.

•
In the attached Sales and Earnings Information (page 7), interest income was previously reported in General corporate-net. Interest income is now combined with interest expense on the line captioned Interest (expense) income, net.

•
We have adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is an operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. In the Statement of Operations (page 8), non-operating amounts previously reported in Cost of sales and Selling, general and administrative expenses are now reported in Other (expense) income. For segment reporting (page 7) and our Adjusted Income and Adjusted EPS non-GAAP measures, we are conforming our definition of non-operating pension and postretirement benefit (credit) cost to the ASU 2017-07 definition.

ASC 606 was adopted using the modified retrospective transition method, which resulted in an adjustment to the opening balance of retained earnings as of October 1, 2018. For the other reporting changes described above, amounts shown for the first quarter of fiscal 2018 have been recast to conform with fiscal 2019 reporting.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Tuesday, January 29, 2019. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (https://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	the successful integration and management of acquired businesses and technologies;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world's largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 23,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended December 31,
	2018	2017
Sales
Architecture & Software (a)	$753.1	$735.6
Control Products & Solutions (b)	889.2	851.0
Total sales (c)	$1,642.3	$1,586.6
Segment operating earnings
Architecture & Software (d)	$237.0	$224.2
Control Products & Solutions (e)	137.9	131.2
Total segment operating earnings[1] (f)	374.9	355.4
Purchase accounting depreciation and amortization	(4.1)	(4.4)
General corporate—net	(21.9)	(24.0)
Non-operating pension and postretirement benefit credit (costs)	2.6	(5.8)
Loss on investments	(246.4)	—
Valuation adjustments related to the registration of PTC securities	33.7	—
Costs related to unsolicited Emerson proposals	—	(11.2)
Interest (expense) income, net	(18.0)	(12.2)
Income before income taxes (g)	120.8	297.8
Income tax provision	(40.5)	(534.2)
Net income	$80.3	$(236.4)

Diluted EPS	$0.66	$(1.84)

Adjusted EPS[2]	$2.21	$1.96

Average diluted shares for diluted EPS	121.5	128.2

Average diluted shares for Adjusted EPS[2]	121.5	130.1

Segment operating margin
Architecture & Software (d/a)	31.5%	30.5%
Control Products & Solutions (e/b)	15.5%	15.4%
Total segment operating margin[1] (f/c)	22.8%	22.4%
Pre-tax margin (g/c)	7.4%	18.8%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit credit (costs), costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, valuation adjustments related to the registration of PTC securities, gains and losses from the disposition of businesses, interest (expense) income, net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit credit (costs), costs related to the unsolicited Emerson proposals, gains and losses on investments, and valuation adjustments related to the registration of PTC securities, including their respective tax effects and the charges associated with the enactment of the Tax Act. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (costs) and a reconciliation to GAAP measures. Average diluted shares for Adjusted EPS is a non-GAAP measure that includes 1.9 million of dilutive shares that are excluded from GAAP average diluted shares in the first quarter of fiscal 2018 because we recorded a net loss.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended December 31,
	2018	2017
Sales (a)	$1,642.3	$1,586.6
Cost of sales[1]	(903.6)	(886.4)
Gross profit (b)[1]	738.7	700.2
Selling, general and administrative expenses (c)[1]	(386.7)	(386.6)
Other (expense) income[1,2]	(210.5)	4.2
Interest expense	(20.7)	(20.0)
Income before income taxes	120.8	297.8
Income tax provision[3]	(40.5)	(534.2)
Net income	$80.3	$(236.4)

Gross profit as percent of sales (b/a)	45.0%	44.1%
SG&A as percent of sales (c/a)	23.5%	24.4%

1Beginning with the first quarter of fiscal 2019, we have adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is an operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. Amounts shown for the first quarter of fiscal 2018 have been recast to conform to fiscal 2019 reporting. Accordingly, in the three months ended December 31, 2017, non-operating pension and postretirement benefit costs were reclassified out of Cost of sales and Selling, general and administrative expenses and into Other (expense) income. The reclassification resulted in a decrease in Cost of sales of $3.1 million, an increase in Gross profit of $3.1 million, a decrease in Selling, general and administrative expenses of $2.7 million, and an increase in expense within Other (expense) income of $5.8 million.
2In the three months ended December 31, 2018, other (expense) income included a $246.4 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC securities.
3In the three months ended December 31, 2018, income tax provision included the tax effects on the PTC adjustments. In the three months ended December 31, 2017, income tax provision included charges of $479.7 million, associated with the enactment of the Tax Act.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	December 31, 2018	September 30, 2018
Assets
Cash and cash equivalents	$632.3	$618.8
Short-term investments	121.2	290.9
Receivables	1,188.7	1,190.1
Inventories	627.2	581.6
Property, net	559.7	576.8
Goodwill and intangibles	1,272.3	1,290.7
Long-term investments	1,060.0	1,288.0
Other assets	474.0	425.1
Total	$5,935.4	$6,262.0
Liabilities and Shareowners’ Equity
Short-term debt	$631.3	$551.0
Accounts payable	648.2	713.4
Long-term debt	1,235.4	1,225.2
Other liabilities	2,146.2	2,154.9
Shareowners’ equity	1,274.3	1,617.5
Total	$5,935.4	$6,262.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Three Months Ended December 31,
	2018	2017
Operating activities:
Net income (loss)	$80.3	$(236.4)
Depreciation and amortization	35.9	39.6
Change in fair value of investments[1]	212.7	—
Retirement benefits expense	17.2	28.3
Pension contributions	(6.1)	(11.6)
Receivables/inventories/payables	(89.7)	(74.4)
Contract liabilities	26.9	27.9
Compensation and benefits	(85.4)	(77.0)
Income taxes	12.2	508.0
Other	8.0	8.3
Cash provided by operating activities	212.0	212.7
Investing activities:
Capital expenditures	(42.0)	(34.1)
Acquisition of businesses, net of cash acquired	—	(9.9)
Purchases of investments	(2.8)	(275.2)
Proceeds from maturities and sales of investments	185.6	286.0
Proceeds from sale of property	0.1	0.2
Cash provided by (used for) investing activities	140.9	(33.0)
Financing activities:
Net issuance of short-term debt	80.3	489.6
Repayment of long-term debt	—	(250.0)
Cash dividends	(116.9)	(107.3)
Purchases of treasury stock	(295.1)	(190.8)
Proceeds from the exercise of stock options	4.0	30.1
Other financing activities	—	1.8
Cash used for financing activities	(327.7)	(26.6)
Effect of exchange rate changes on cash	(11.7)	(17.0)
Increase in cash and cash equivalents	$13.5	$136.1

1Included in change in fair value of investments is a $246.4 million loss on investments and a $33.7 million gain due to the valuation adjustments related to the registration of PTC securities in the three months ending December 31, 2018.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of changes in currency exchange rates and acquisitions, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of changes in currency exchange rates and acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three months ended December 31, 2018 compared to sales for the three months ended December 31, 2017:

	Three Months Ended December 31,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
North America	$998.8	$3.8	$1,002.6	$—	$1,002.6	$943.9	$—	$943.9
EMEA	294.4	10.8	305.2	—	305.2	307.4	—	307.4
Asia Pacific	214.4	9.3	223.7	—	223.7	214.5	—	214.5
Latin America	134.7	10.1	144.8	—	144.8	120.8	—	120.8
Total	$1,642.3	$34.0	$1,676.3	$—	$1,676.3	$1,586.6	$—	$1,586.6

The following is a reconciliation of reported sales to organic sales for our operating segments for the three months ended December 31, 2018 compared to sales for the three months ended December 31, 2017:

	Three Months Ended December 31,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$753.1	$16.4	$769.5	$—	$769.5	$735.6	$—	$735.6
Control Products & Solutions	889.2	17.6	906.8	—	906.8	851.0	—	851.0
Total	$1,642.3	$34.0	$1,676.3	$—	$1,676.3	$1,586.6	$—	$1,586.6

The following is a reconciliation of reported sales to organic sales for Logix and Process for the three months ended December 31, 2018:

Three Months Ended December 31, 2018
Logix
Logix reported growth	4%
Effect of currency translation	3%
Logix organic growth	7%

Process
Process reported growth	2%
Effect of currency translation	3%
Process organic growth	5%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) costs, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, and valuation adjustments related to the registration of PTC securities, including their respective tax effects, and the adjustments related to the Tax Act in fiscal 2018.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income, diluted EPS and effective tax rate.

We have adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is an operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. These components of net periodic pension and postretirement benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these and other excluded costs to be unrelated to the operating performance of our business.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions):

	Three Months Ended December 31,
	2018	2017
Service cost	$19.8	$22.5
Operating pension and postretirement benefit cost	19.8	22.5

Interest cost	40.2	39.4
Expected return on plan assets	(61.2)	(61.2)
Amortization of prior service credit	(1.1)	(1.1)
Amortization of net actuarial loss	19.7	28.7
Settlements	(0.2)	—
Non-operating pension and postretirement benefit (credit) cost	(2.6)	5.8

Net periodic and postretirement benefit cost	$17.2	$28.3

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other (expense) income" in the Statement of Operations.

The following are reconciliations of net income, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended December 31,
	2018	2017
Net Income	$80.3	$(236.4)
Non-operating pension and postretirement benefit (credit) cost	(2.6)	5.8
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.3	(1.8)
Costs related to unsolicited Emerson proposals	—	11.2
Tax effect of costs related to unsolicited Emerson proposals	—	(3.1)
Change in fair value of investments[1]	212.7	—
Tax effect in the change in fair value of investments[1]	(21.7)	—
Effects of the Tax Act	—	479.7
Adjusted Income	$269.0	$255.4

Diluted EPS	$0.66	$(1.84)
Non-operating pension and postretirement benefit (credit) cost	(0.02)	0.06
Tax effect of non-operating pension and postretirement benefit (credit) cost	—	(0.01)
Costs related to unsolicited Emerson proposals	—	0.09
Tax effect of costs related to unsolicited Emerson proposals	—	(0.02)
Change in fair value of investments[1]	1.75	—
Tax effect in the change in fair value of investments[1]	(0.18)	—
Effects of the Tax Act	—	3.68
Adjusted EPS	$2.21	$1.96

Effective tax rate	33.5%	179.4%
Tax effect of non-operating pension and postretirement benefit (credit) cost	—%	0.3%
Tax effect of costs related to unsolicited Emerson proposals	—%	0.3%
Tax effect in the change in fair value of investments[1]	(14.8)%	—%
Effects of the Tax Act	—%	(161.1)%
Adjusted Effective Tax Rate	18.7%	18.9%
1Includes loss on investments and valuation adjustments related to the registration of PTC securities.

Fiscal 2019 Guidance

Diluted EPS	$7.33 - $7.73
Non-operating pension and postretirement benefit credit	(0.09)
Tax effect of non-operating pension and postretirement benefit credit	0.01
Change in fair value of investments[1]	1.78
Tax effect of change in fair value of investments	(0.18)
Adjusted EPS	$8.85 - $9.25

Effective tax rate	~ 21.0%
Tax effect of non-operating pension and postretirement benefit credit	—%
Tax effect of change in fair value of investments[1]	~ (1.5)%
Adjusted Effective Tax Rate	~ 19.5%
1The actual year-to-date adjustments, which are based on PTC's share price at December 31, 2018, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017[1]	Dec. 31, 2017	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018
Cash provided by operating activities	$301.0	$315.3	$106.9	$212.7	$381.4	$343.1	$362.8	$212.0
Capital expenditures	(28.0)	(30.1)	(44.2)	(34.1)	(22.1)	(22.4)	(46.9)	(42.0)
Free cash flow	$273.0	$285.2	$62.7	$178.6	$359.3	$320.7	$315.9	$170.0

1Free cash flow for the fourth quarter of fiscal 2017 included a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	December 31,
	2018	2017
(a) Return
Net Income	$852.2	$374.6
Interest expense	73.7	77.5
Income tax provision	301.6	703.0
Purchase accounting depreciation and amortization	17.1	20.2
Return	1,244.6	1,175.3
(b) Average invested capital
Short-term debt	466.3	664.2
Long-term debt	1,231.4	1,241.5
Shareowners’ equity	1,687.9	2,249.1
Accumulated amortization of goodwill and intangibles	870.2	842.3
Cash and cash equivalents	(1,034.4)	(1,508.5)
Short-term and long-term investments	(717.8)	(1,206.1)
Average invested capital	2,503.6	2,282.5
(c) Effective tax rate
Income tax provision[1]	243.0	223.3
Income before income taxes	$1,153.8	$597.9
Effective tax rate	21.1%	20.7%
(a) / (b) * (1-c) Return On Invested Capital	39.2%	40.8%

1The income tax provision used to calculate the effective tax rate is adjusted to remove amounts associated with the enactment of the Tax Act. For the twelve months ended December 31, 2018 and December 31, 2017, these adjustments were $58.6 million and $479.7 million, respectively.